Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, Illinois 60563 U.S.A.	FOR IMMEDIATE RELEASE July 31, 2006

Tel: +1.630.798.8800 Fax: +1.630.798.2000 www.tellabs.com

Tellabs announces new $300 million share repurchase program

Naperville, Ill. — The Tellabs Board of Directors today authorized a new share repurchase program of up to $300 million of the company’s outstanding common stock (about 7% of shares at Friday’s closing price). The new authorization follows Tellabs’ completion of a $300 million share buyback program announced on February 2, 2005. The new share repurchase program will involve the purchase of common shares from time to time at the prevailing market price.

“We are confident that Tellabs is well-positioned to grow with customers who are industry leaders, in markets that are growing faster than overall capital expenditures,” said Krish Prabhu, Tellabs president and chief executive officer. “We believe that the current market price for Tellabs stock does not accurately reflect Tellabs’ future prospects.”

Separately, Tellabs’ share repurchase program authorized in January 2006 under Rule 10b5-1 of the Securities and Exchange Act of 1934, continues. No assurance is given as to the amount of repurchases to be made or the actual purchase prices.

Tellabs advances telecommunications networks to meet the evolving needs of users. Broadband solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Ranked among the BusinessWeek InfoTech 100, Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market and the S&P 500. www.tellabs.com

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Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the introduction of new products, the entrance into new markets, the integration of new businesses, the ability to secure necessary resources, the response of customers and competitors, industry consolidation and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

MEDIA CONTACT:	INVESTOR CONTACT:

George Stenitzer	Tom Scottino
+1.630.798.3800	+1.630.798.3602
george.stenitzer@tellabs.com	tom.scottino@tellabs.com

Tellabs® and ® are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.